Exhibit 99.1

Invitae raises volume guidance, announces second quarter 2015 financial results

— Generated strong volume growth, accelerated R&D to expand beyond cancer —

— Investing to gain scale and enable long-term profitability —

— Conference call to be held today at 4:45 p.m. Eastern/1:45 p.m. Pacific —

SAN FRANCISCO, August 6, 2015 — Invitae Corporation (NYSE: NVTA) today reported financial and operating results for the second quarter ended June 30, 2015.  The company has raised its guidance for billable tests delivered in 2015 to 16,000-18,000, up from its previous guidance of 14,000-17,000 billable tests delivered.

“We’re pleased to report our progress in reducing COGS and increasing volume, content, and revenue. As we continue to deliver on these key initiatives, we’re taking an aggressive approach to investing in our competitive advantage in this new global market for comprehensive genetic testing,” said Randy Scott, chairman and CEO of Invitae. “We’re now moving into a new chapter focused on a path to profitability to create a long-term, sustainable business.  We believe our investment in scaling up our production–and especially our medical interpretation capabilities–will enable us to deliver more than 1,000 genes for under $1,000 per indication in the first half of 2016, accelerating our mission to make comprehensive genetic testing a part of mainstream medical practice for billions of people.”

Following are recent highlights:

•                  Reported total revenue of $1.8 million in the second quarter of 2015, an increase of 47% over revenue in the first quarter of 2015, and approximately six times the revenue of $0.3 million in the second quarter of 2014. Total operating expenses for the second quarter of 2015 were $25.9 million, compared with $10.8 million for the second quarter of 2014. Net loss was $24.3 million in the second quarter of 2015, or a $0.76 loss per share.

•                  Increased volume by delivering more than 4,400 billable reports, an increase of more than 90% compared to the first quarter of 2015, and accessioned more than 4,600 samples.

•                  Reduced cost of goods sold (COGS) from less than $1,200 to less than $850 per sample accessioned for the quarter, while also expanding our production facilities and increasing production and the medical team in anticipation of additional content and volume.

•                  Accelerated its research and development programs in order to expand content to a total of more than 500 genes in the second half of 2015 and to further expand content to include an additional 500 genes in the first half of 2016.  This will result in a test menu of more than 1,000 genes from which clients can order tests for under $1,000 per indication, with offerings in oncology, cardiology, neurology, and the long tail of inherited genetic testing.

•                  Published clinical data in the Journal of Molecular Diagnostics that demonstrated in a study of approximately 1,000 patients that Invitae’s next generation DNA sequencing platform delivered 100% analytical concordance and 99.8% clinical concordance compared to genetic tests from Myriad Genetics.

•                  Presented clinical data at the American Society of Clinical Oncology annual meeting, including data demonstrating that multi-gene cancer panels yield clinically relevant findings with potentially beneficial management implications for the majority of non-BRCA positive results.

•                  At June 30, 2015, cash, cash equivalents, and marketable securities totaled $170.9 million.

“With the Supreme Court decisions regarding DNA patents, the declining cost of sequencing, and the recent data that we’ve published, the genetics field has been opened to disruption and has transformed into a market in which high-quality, high-value services delivered at scale will win,” said Sean George, president and COO of Invitae.  “Given our team, our investment in our infrastructure, and our progress to date, we expect to be the leader in this new competitive marketplace.”

Indicators of our success in 2015

The four guiding indicators of success in 2015 include:

1.              Reducing COGS per test.

2.              Increasing content.

3.              Increasing volume.

4.              Improving reimbursement and cash collections.

Conference call details

Invitae will host a live conference call and webcast today at 4:45 p.m. Eastern / 1:45 p.m. Pacific to discuss financial results and recent developments.

The dial-in numbers for the conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 85327941.

The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time and lower price than many single-gene tests today. The company currently provides a single diagnostic service comprising more than 200 genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, hematology, and other disease areas.

For more information, visit our website at ir.invitae.com and follow us on @twitter: @invitae and @invitaeIR.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it can accelerate the adoption of comprehensive genetic information into mainstream medical care and realize its mission; the benefits of the company’s business model; the company’s belief that it is taking an aggressive approach to investing in its competitive advantage; the company’s focus on a path to profitability and its ability to create a long-term, sustainable business; the company’s expectations regarding the number of billable tests in 2015; the timing of any new content releases and the number of genes covered in any such releases; the company’s expectations regarding the prices of its tests in the future; and the indicators of the company’s success and its expected actions with respect to those indicators. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; the company’s ability to compete; laws and regulations applicable to the company’s business, including potential regulation by the Food and Drug Administration; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$1,801	$301	$3,030	$419
Costs and operating expenses:
Cost of revenue	3,866	963	7,065	1,574
Research and development	11,837	5,078	20,292	10,043
Selling and marketing	6,189	1,771	10,929	3,437
General and administrative	4,034	3,005	7,474	4,900
Total costs and operating expenses	25,926	10,817	45,760	19,954
Loss from operations	(24,125)	(10,516)	(42,730)	(19,535)
Interest and other income (expense), net	(98)	(6)	(102)	(3)
Interest expense	(35)	(17)	(63)	(34)
Net loss	$(24,258)	$(10,539)	$(42,895)	$(19,572)
Net loss per share basic and diluted	$(0.76)	$(12.81)	$(1.75)	$(24.90)
Shares used in computing net loss per share basic and diluted	31,809,683	822,558	24,477,309	786,006

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30	December 31
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,518	$107,027
Marketable securities	123,408	—
Prepaid expenses and other current assets	3,149	2,616
Total current assets	174,075	109,643
Property and equipment, net	18,833	15,672
Restricted cash	203	150
Other assets	1,733	3,313
Total assets	$194,844	$128,778
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,046	$2,862
Accrued liabilities	3,636	3,237
Capital lease obligation, current portion	1,757	1,524
Total current liabilities	9,439	7,623
Capital lease obligation, net of current portion	2,371	2,011
Other long term liabilities	379	401
Liabilities related to early exercise of stock options	8	14
Total liabilities	12,197	10,049
Convertible preferred stock	—	202,305
Stockholders’ (deficit):
Common stock	4	—
Accumulated other comprehensive income	4	—
Additional paid-in capital	310,714	1,604
Accumulated deficit	(128,075)	(85,180)
Total stockholders’ equity (deficit)	182,647	(83,576)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$194,844	$128,778

The condensed, consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date included in the company’s annual report on Form 10-K for the year ended December 31, 2014.

Source: Invitae Corporation

Contact:

Katherine Stueland

pr@invitae.com

415-254-1233